Exhibit (h)(13)(i)

AMENDMENT

This Amendment (the “Amendment”) is made and entered into as of the 3rd day of August, 2015 between RBC Funds Trust (the “Trust”), a Delaware statutory trust, and RBC Global Asset Management (U.S.) Inc., a Minnesota Corporation (“RBC GAM”).

WHEREAS, the Trust and RBC GAM have entered into an amended and restated Expense Limitation Agreement effective October 1, 2014 (the “Agreement”); and

WHEREAS the Trust and RBC GAM desire to amend the Agreement to modify the expense limitation arrangement for the RBC BlueBay Emerging Market Corporate Bond Fund, the RBC BlueBay Global High Yield Bond Fund and the RBC Emerging Markets Equity Fund series of the Trust.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. SCHEDULE A. Schedule A to the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:
Name: Kathleen A. Gorman
Title: President & CEO

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:
Name: Michael Lee
Title: Pres. & CEO

Schedule A

FUND	OPERATING EXPENSE LIMIT	INITIAL TERM THROUGH***
RBC BlueBay Emerging Market Select Bond Fund	0.90%*	January 31, 2014
RBC BlueBay Emerging Market Corporate Bond Fund	0.575%**	October 31, 2017**
RBC BlueBay Global High Yield Bond Fund	0.45%**	October 31, 2017**
RBC BlueBay Global Convertible Bond Fund	0.85%*	January 31, 2014
RBC BlueBay Absolute Return Fund	0.95%	January 31, 2014
RBC Emerging Markets Equity Fund	0.725%**	October 31, 2017**
RBC Emerging Markets Small Cap Equity Fund	1.60%	July 31, 2015
RBC Short Duration Fixed Income Fund	0.35%	July 31, 2015
RBC Ultra-Short Fixed Income Fund	0.30%	July 31, 2015
RBC BlueBay Total Return Credit Fund	1.00%	January 31, 2016
RBC BlueBay Emerging Market Unconstrained Fixed Income Fund	1.25%	January 31, 2016
RBC International Opportunities Fund	1.00%	July 31, 2016
RBC Global Opportunities Fund	1.05%	July 31, 2016
RBC Small Cap Value Fund	1.00%	January 31, 2016

*  The Operating Expense Limit reflects a reduction from the original Operating Expense Limit, which reduction was approved by the Board of Trustees to be effective October 1, 2014. For the period up to and including September 30, 2014 the Operating Expense Limits were: RBC BlueBay Emerging Market Select Bond Fund 1.00%; and RBC BlueBay Global Convertible Bond Fund 1.00%.

**  The Operating Expense Limit reflects a reduction approved by the Trust’s Board of Trustees as part of the RBC Cornerstone Investor Program to be effective August 3, 2015 through October 31, 2017. For the period October 1, 2014 through August 2, 2015, the Operating Expense Limits for the RBC BlueBay Emerging Market Corporate Bond Fund and the RBC BlueBay Global High-Yield Bond Fund were 1.00% and 0.80%, respectively; while for the period up to and including September 30, 2014, the Operating Expense Limits for such funds were 1.15% and 0.95%, respectively. For the period up to and including August 2, 2015, the Operating Expense Limit for the RBC Emerging Markets Equity Fund was 1.20%. The initial term of the Expense Limitation Agreement for the RBC BlueBay Emerging Market Corporate Bond Fund and the RBC BlueBay Global High-Yield Bond Fund was through January 31, 2014; and the initial term of the Expense Limitation Agreement for the RBC Emerging Markets Equity Fund was through July 31, 2015.

***  Note that after the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement.